Exhibit 99.1
CROWLEY
PRESS RELEASE

Contact: Mark Miller	Jenifer Kimble
Director, Corporate Communications	Sr. Specialist, Corporate Communications
Crowley Maritime Corp.	Crowley Maritime Corp.
Tel: (904) 727-4295	Tel: (904) 727-2513
miller@crowley.com	jenifer.kimble@crowley.com

For Immediate Release
Crowley Returns With Regularly Scheduled Liner Services to Port of Gulfport in Wake of
Hurricane Katrina
     (JACKSONVILLE, Fla.; September 20, 2005) Crowley announced today that it will resume its liner cargo services to and from Gulfport, Miss., effective Saturday, Oct. 1. The service will commence with the northbound sailing of the RoRo Gothica, which will bring cargo from Central America including Guatemala, Honduras, Nicaragua and El Salvador.
     That vessel will make the turn – discharging import cargo and loading export cargo – the same day and sail to the northern zone of Central America. That ship will be followed by the Express on Oct. 4. Thereafter, Crowley will continue to provide service over Gulfport to and from Central America every Saturday and Tuesday until such time as the company can resume its full schedule of three, weekly, fixed-day sailings.
     Crowley’s service in the Gulf region had to be suspended following Hurricane Katrina, which came ashore in the region on Monday, August 29. The company temporarily rerouted Gulf shipments over its Port Everglades terminal in South Florida.
     “Our teams have worked very diligently with the port authority and local and national government authorities to ensure a return to operations at the port,” said John Hourihan, Crowley senior vice president and general manager, Latin America services. “While we don’t want to impede rebuilding or clean up efforts, we do consider the port and the commerce that flows through it, as an essential part of the area’s economy. By reopening it, people can return to work and experience a type of normalcy that’s been lacking for almost a month.”
     Crowley has had an incident management team in place in Gulfport since a day or two after the storm. In the days and weeks that followed, the company brought in relief supplies for employees and local citizens, and a recreational vehicle (RV), which served as a command post. Last week, the terminal was cleared of debris and an office trailer was brought in and placed on site. Employees are back on the job and working with local authorities to prepare the port and surrounding areas for the resumption of commercial port activity.

     Oakland-based Crowley Maritime Corporation, founded in 1892, is primarily a family and employee-owned company that provides diversified transportation and logistics services in domestic and international markets by means of four operating lines of business: Liner Services; Logistics Services; Petroleum Services and Marine Services. Other services provided within these business lines include contract towing and transportation; ship assist and escort; energy support; salvage and emergency response; vessel management, and petroleum and chemical transportation, distribution and sales. Additional information about Crowley its subsidiaries and business units may be found on the Internet at www.crowley.com.